Exhibit 99.1

American Eagle Outfitters Reports October Sales Of $188 Million

Same Store Sales Decreased 2%

Raises Third Quarter EPS Guidance

Pittsburgh - November 4, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended October 30, 2010 decreased 1% to $188 million, compared to $190 million for the four weeks ended October 31, 2009.  Comparable store sales decreased 2% for the month, compared to a 5% decrease for the same period last year.

Total sales for the third quarter ended October 30, 2010 increased 2% to $752 million, compared to $736 million for the third quarter ended October 31, 2009. Comparable store sales increased 1% for the third quarter compared to a 4% decrease for the same period last year.

Total sales for the year-to-date period ended October 30, 2010, increased 3% to $2.05 billion, compared to $1.98 billion for the same period last year. Comparable store sales increased 1% for the year-to-date period compared to an 8% decrease last year.

The company completed the closure of MARTIN+OSA during the second quarter of 2010. Accordingly, MARTIN+OSA's total sales for the current and prior periods have been reclassified as discontinued operations and are not included in the results from continuing operations above.

As a result of better than expected sales and margin performance, the company is raising its third quarter adjusted earnings guidance from continuing operations to a range of $0.28 to $0.29 per diluted share from prior guidance of $0.27 to $0.28 per diluted share. This guidance excludes $0.12 per diluted share for investment security charges related to the liquidation of auction rate securities as disclosed in the company's Form 8-K filed separately this morning. Third quarter guidance compares to adjusted earnings from continuing operations for the third quarter 2009 of $0.25 per diluted share, which excluded a tax benefit of $0.07 per diluted share associated with the repatriation of earnings from Canada as outlined in the table that follows.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce third quarter earnings on Thursday, November 18 and management will hold a conference call at 10:00 a.m. EST. To listen to the call, please dial (877) 407-0789. As the company has done previously, fourth quarter EPS guidance will be established with the November sales release on Thursday, December 2.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share ("non-GAAP" or "adjusted"). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended
	October 30, 2010	October 30, 2010	October 31, 2009
	Low Range	High Range
GAAP Diluted EPS from Continuing Operations	$0.16	$0.17	$0.32
Add back: Realized loss on sale of investment securities	0.12	0.12
Deduct: Impact of tax benefit related to repatriation of earnings from Canada	-	-	(0.07)
Non-GAAP Diluted EPS from Continuing Operations	$0.28	$0.29	$0.25

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 935 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers apparel and intimates collections for the AE girl, with 147 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at seven stores across the nation. The 77kids brand offers small sizes and great big style for kids 0-14.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's third quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300